EXHIBIT 23.3

CONSENT OF BERNARD F. GIRMA

           I hereby consent to the reference to me as a person nominated for election to the Board of Directors of Intacta Technologies Inc. (the "Company") under the caption "Management" in the prospectus included in the Company's Registration Statement on Form S-1.

Laguna Hills, California
May 25, 2001

/s/ BERNARD F. GIRMA
 BERNARD F. GIRMA